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                                                                   EXHIBIT 10.32
                             FIRST AMENDMENT TO THE
                       TELEPORT COMMUNICATIONS GROUP INC.
                             1993 STOCK OPTION PLAN



     Pursuant to Article XI of the Plan, the Company has reserved the right to amend the Plan, provided any amendment which materially increases the number of shares of Common Stock available for awards under the Plan must be approved by the shareholders of the Company.

                                       1.

     Article II of the Plan is amended by deleting Section 2.3 and Section 2.6 in their entirety and by substituting in their place the following new Sections:

               2.3 Change in Control: Means a direct or indirect transfer of 50% or more of the legal or beneficial ownership of stock in the Company in one or more transactions to any entity other than to Tele-Communications, Inc., Cox Enterprises, Inc., Comcast Corporation or Continental Cablevision, Inc., or to any of their controlled subsidiaries.

               2.6  Common Stock:  Means the Class A Common Stock of TCG.


                                       2.

     Conditioned upon the approval of the shareholders of the Company, Article IV of the Plan is hereby amended by deleting the first sentence thereof in its entirety and by substituting in its place the following new sentence:

          The total number of shares of Common Stock available for grants of Options under the Plan shall be equal to 7% of the common stock of the Company, Class A and Class B, determined on a fully diluted basis as of the effective date of the initial public offering of the Common Stock.


     The above amendments shall be effective as of the effective date of the initial public offering of the Common Stock of the Company.